UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): September 15, 2004 (September 9, 2004)

Multimedia Games, Inc.

(Exact name of registrant as specified in its charter)

Texas	001-14551	74-2611034
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

206 Wild Basin Rd., Bldg. B, Suite 400

Austin, Texas 78746

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(512) 334-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 9, 2004, Multimedia Games, Inc. (“Multimedia”) entered into an Executive Employment Agreement (the “Agreement”) with Clifton E. Lind to provide for Mr. Lind to continue as Multimedia’s President and Chief Executive Officer, and setting forth certain terms of Mr. Lind’s employment. The agreement provides that Mr. Lind will receive an annual base salary of $450,000 and will be eligible to receive incentive compensation on an annual basis as determined by the compensation committee of Multimedia’s board of directors, based upon a performance review of Mr. Lind performed by the compensation committee. The agreement also specifies that Mr. Lind will be eligible to receive all customary and usual fringe and other benefits generally available to Multimedia’s executive officers, in accordance with the terms and conditions of any applicable benefit plans, including group health, life and disability insurance and participation in Multimedia’s 401(k) plan.

In the event that Mr. Lind’s employment is terminated without cause or Mr. Lind terminates his employment for good reason (as defined in the Agreement), subject to Mr. Lind’s observance of the surviving terms of the Agreement and Mr. Lind’s execution of a full general release, Mr. Lind will receive (i) his base salary for 18 months, in equal monthly installments, following the date of termination, (ii) one year of his projected incentive compensation, and (iii) full acceleration of the vesting of any unexercised or unvested stock options that he holds.

In the event that Mr. Lind voluntarily resigns as President and Chief Executive Officer, for any reason, Mr. Lind will receive his base salary for 18 months, in equal monthly installments, following the date of termination and one year of his projected incentive compensation.

Upon the termination of Mr. Lind’s employment for any reason, Mr. Lind will be prohibited from (i) working for, providing assistance to, or investing in (subject to certain exceptions) any business that is competitive with that of Multimedia for a period of 18 months, (ii) soliciting any of Multimedia’s customers, prospective customers or disparaging Multimedia for a period of 12 months, (iii) soliciting any of Multimedia’s employees for a period of 18 months, and (iv) disclosing any of Multimedia’s confidential information.

Mr. Lind has been Multimedia’s Chief Executive Officer since February 2003. From June 1998 until February 2003, Mr. Lind served as Multimedia’s President and Chief Operating Officer. Mr. Lind has been a member of Multimedia’s board of directors since May 2000.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 15, 2004

MULTIMEDIA GAMES, INC.

By:	/S/ Craig S. Nouis
Craig S. Nouis
Chief Financial Officer

3